Eaton Corporation
First Quarter 2008 Report on Form 10-Q
Item 6
Exhibit 12
Ratio of Earnings to Fixed Charges

	Three
	months
	ended
	Mar. 31,	Year ended December 31
	2008	2007	2006	2005	2004	2003
Income from continuing operations before income taxes	$286	$1,041	$969	$964	$749	$463

Adjustments
Minority interest in consolidated subsidiaries	3	14	10	5	7	12
(Income) losses of equity investees	(1)	(6)	1	1		(3)
Interest expensed	46	193	139	109	88	93
Amortization of debt issue costs		1	1	1	1	2
Estimated portion of rent expense representing interest	11	44	41	38	37	38
Amortization of capitalized interest	3	12	12	12	17	13
Distributed income of equity investees		1	1	4	3

Adjusted income from continuing operations before income taxes	$348	$1,300	$1,174	$1,134	$902	$618

Fixed charges
Interest expensed	$46	$193	$139	$109	$88	$93
Interest capitalized	4	14	14	13	7	7
Amortization of debt issue costs		1	1	1	1	2
Estimated portion of rent expense representing interest	11	44	41	38	37	38

Total fixed charges	$61	$252	$195	$161	$133	$140

Ratio of earnings to fixed charges	5.70	5.16	6.02	7.04	6.78	4.41